Exhibit 10.1

CREDIT AGREEMENT

Between

U.S. BANK NATIONAL ASSOCIATION

and

GETTY IMAGES, INC.

Dated as of May 4, 2006

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS	1
1.1	Terms Defined	1
1.2	Accounting Terms	6
1.3	Rules of Construction	6
1.4	Incorporation of Recitals and Exhibits	6

ARTICLE II.	REVOLVING LOAN	6
2.1	Loan Commitment	6
2.2	Use of Proceeds	7
2.3	Revolving Note	7
2.4	Interest	7
2.5	Repayment	7
2.6	Fundings	7
2.7	Revolving Loan Fee	8
2.8	Manner of Payment	8
2.9	Maximum Interest Rate	8
2.10	Late Charge	8
2.11	Increased Costs	9

ARTICLE III.	CONDITIONS PRECEDENT FOR FUNDINGS UNDER THE REVOLVING LOAN	10
3.1	Conditions Precedent for Initial Funding	10
3.2	Conditions Precedent to Each Subsequent Funding	10

ARTICLE IV.	AFFIRMATIVE COVENANTS	11
4.1	Financial Data	11
4.2	Licenses and Permits	12
4.3	Maintenance of Properties	12
4.4	Payment of Charges	12
4.5	Insurance	13
4.6	Inspection	13
4.7	Hazardous Substances	13
4.8	Preservation of Existence	13
4.9	Notice of Disputes and Other Matters	14
4.10	Exchange of Note	14
4.11	Additional Guarantors	14
4.12	Further Assurances	15

ARTICLE V.	NEGATIVE COVENANTS	15
5.1	Dividends and Distributions	15
5.2	Transactions With Affiliates	15
5.3	Liens	15

PAGE i

5.4	Advances and Loans	16
5.5	Investments	17
5.6	Consolidation, Merger and Sale of Assets	17
5.7	Pension Plan	17

ARTICLE VI.	REPRESENTATIONS AND WARRANTIES	18
6.1	Existence, Qualification and Power; Compliance with Laws	18
6.2	Authorization; No Contravention	18
6.3	Governmental Authorization; Other Consents	18
6.4	Binding Effect	18
6.5	Financial Statements; No Material Adverse Effect	19
6.6	Litigation	19
6.7	No Default	19
6.8	Ownership of Property; Liens	19
6.9	Environmental Compliance	20
6.10	Insurance	20
6.11	Taxes	20
6.12	Pension Plans	20
6.13	Subsidiaries	20
6.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	21
6.15	Intellectual Property; Etc	21
6.16	Solvency	21
6.17	Disclosure	21

ARTICLE VII.	EVENTS OF DEFAULT; REMEDIES	22
7.1	Events of Default	22
7.2	Acceleration; Remedies	23

ARTICLE VIII.	MISCELLANEOUS	24
8.1	Notices	24
8.2	Payment of Expenses	25
8.3	Setoff	25
8.4	Waiver of Setoff	26
8.5	Fees and Commissions	26
8.6	No Waiver	26
8.7	Entire Agreement and Amendments	26
8.8	Benefit of Agreement	26
8.9	Severability	27
8.10	Descriptive Headings	27
8.11	Governing Law	27
8.12	Consent to Jurisdiction, Service and Venue	27
8.13	Counterparts	27
8.14	Patriot Act	28
8.15	Jury Waiver	28
8.16	Statutory Notice	28

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EXHIBITS

Exhibit A	—	Revolving Note, Section 2.3

Exhibit B	—	Guaranty, Section 3.1(b)

SCHEDULES

Schedule 5.3	—	Existing Liens

Schedule 6.6	—	Litigation

Schedule 6.9	—	Environmental Matters

Schedule 6.13	—	Subsidiaries and Other Investments

PAGE iii

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) is made and entered into as of the 4th day of May, 2006, by and between GETTY IMAGES, INC., a Delaware corporation (“Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”). Words and phrases with initial capitalized letters have the meanings assigned in Section 1.1.

RECITALS

Borrower has requested U.S. Bank to extend to Borrower a revolving line of credit in the amount of $100,000,000 to Borrower and U.S. Bank is willing to do so on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties agree as follows:

ARTICLE I. DEFINITIONS

1.1	Terms Defined

As used herein, the following terms have the meanings set forth below:

“Affiliate” means a Person that now or hereafter, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Borrower. A Person shall be deemed to control a corporation, limited liability company or partnership if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management of such corporation, limited liability company or partnership, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this credit agreement and includes all amendments to this Agreement.

“Applicable Law” means all applicable provisions and requirements of all (a) constitutions, statutes, ordinances, rules, regulations, standards, orders and directives of any Governmental Bodies, (b) Governmental Approvals, and (c) orders, decisions, decrees, judgments, injunctions and writs of all courts and arbitrators, whether such Applicable Laws presently exist, or are modified, promulgated or implemented after the date hereof.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement, and includes its successors.

“Borrowing Notice” has the meaning set forth in Section 2.6(a).

“Business Day” means any day except a Saturday, Sunday or other day on which national banks in the state of Washington are authorized or required by law to close.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in the case of (i) and (ii) maturing within one year after such date or (iii) issued by any government-sponsored enterprise; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by U.S. Bank or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; and (f) corporate bonds, debentures or notes (including asset-backed securities) maturing no more than four years from the date of this Agreement and having, at the time of acquisition thereof, a rating of at least A from S&P or at least A3 from Moody’s.

“Default” means any condition or event that constitutes an Event of Default or with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EBITDA” means Borrower’s consolidated net income, plus interest expense, plus income tax expense, plus depreciation expense plus amortization expense.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning set forth in Section 7.1.

“Funding” means any disbursement of the proceeds of the Revolving Loan.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approval” means any authorization, consent, approval, certificate of compliance, license, permit or exemption from, contract with, registration or filing with, or report or notice to, any Governmental Body required or permitted by Applicable Law.

“Governmental Body” means the government of the United States, any state or any foreign country, or any governmental or regulatory official, body, department, bureau, subdivision, agency, commission, court, arbitrator or authority, or any instrumentality thereof, whether federal, state, or local.

“Guaranty” has the meaning set forth in Section 3.1(b) and includes all replacements, amendments and modifications of the Guaranty.

“Guarantors” means Getty Images (US), Inc., and all other Persons from time to time a party to any Guaranty.

“Hazardous Materials” means oil or petrochemical products, PCB’s, asbestos, urea formaldehyde, flammable explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including, but not limited to, substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under any Hazardous Materials Laws.

“Hazardous Materials Claims” means (a) enforcement, cleanup, removal or other regulatory actions instituted, completed or threatened by any Governmental Body pursuant to any applicable Hazardous Materials Laws and (b) claims made or threatened by any third party against Borrower or its property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from Hazardous Materials.

“Hazardous Materials Laws” means all Applicable Laws pertaining to Hazardous Materials.

“Indebtedness” means all items that in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of the balance sheet as of the date that “Indebtedness” is to be determined and in any event includes liabilities secured by any mortgage, deed of trust, pledge, lien or security interest on property owned or acquired, whether or not such a liability has been assumed, and the guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations with regard to the obligations of other Persons.

“Intellectual Property” means, as to any Person, all of the following:

(a) All trademarks, service marks, designs, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers owned or used by such Person in its business or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and pending applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof;

(b) All letters patent of the United States or any other country or any political subdivision thereof, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country owned by such Persons, including registrations, recordings and pending applications in the United States Patent and Trademark Office or the equivalent thereof in any similar offices in any other country, and all reissues, continuations, divisions, continuations-inpart, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein;

(c) All computer programs, computer data bases, other computer software, trade secrets, trade secret rights, ideas, drawings, designs, schematics, algorithms, writings, techniques, processes and formulas owned or used by such Person in its business; and

(d) All copyright rights of such Person in any work subject to the copyright laws of the United States, any state thereof or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, whether as author, assignee, transferee or otherwise, and all registrations and applications for registration of any such copyright in the United States, any state thereof or any other country or any political subdivision thereof, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or in any similar offices in any other country.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing and, for the avoidance of doubt, not including any operating leases).

“Loan Documents” means this Agreement, the Revolving Note and the Guaranty, together with all other agreements, instruments and documents arising out of or relating to this Agreement or the Revolving Loan, and includes all renewals, replacements and amendments thereof.

“Loan Parties” means Borrower and all Guarantors.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, as of any date of determination, any Subsidiary whose total revenues comprise, or are reasonably expected to comprise, 10 percent or more of (a) the total consolidated revenues of Borrower for the then current fiscal year of Borrower (on a pro forma basis) or for either of the two most recently ended fiscal years of Borrower or (b) the total consolidated assets of Borrower as the last day of Borrower’s most recently ended fiscal quarter.

“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Obligations” has the meaning set forth in Section 8.3.

“Participant” means any financial institution to which U.S. Bank sells a participation in the Revolving Loan.

“Person” means any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or any Governmental Body.

“Plan” means an employee pension benefit plan that is covered by ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code of 1986 and is either (a) maintained by Borrower or any Affiliate for employees of Borrower or any Affiliate or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Revolving Loan” has the meaning set forth in Section 2.1 and includes all renewals, replacements and amendments of the Revolving Loan.

“Revolving Note” has the meaning set forth in Section 2.3 and includes all renewals, replacements and amendments of the Revolving Note.

“Setoff” has the meaning set forth in Section 8.3.

“Subsidiary” means a corporation, partnership, limited liability company, joint venture or other business entity of which a majority of the shares of securities or other interests having voting power for the election of directors or other governing body (other than securities or other interests favoring such power only by reason of the happening of a contingency) are owned or the management of which is otherwise controlled, directly or indirectly, by or through one or more intermediaries, or both, by Borrower.

“Total Funded Debt” means Borrower’s consolidated indebtedness for borrowed money, for the deferred purchase price of property or services not purchased on ordinary trade terms, for capitalized leases and other liabilities evidenced by promissory notes or other instruments.

“U.S. Bank” means U.S. Bank National Association, a national banking association, and its successors and assigns.

1.2	Accounting Terms

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP consistently applied.

1.3	Rules of Construction

Unless the context otherwise requires, the following rules of construction apply to the Loan Documents:

(a) Words in the singular include the plural and in the plural include the singular.

(b) Provisions of the Loan Documents apply to successive events and transactions.

(c) In the event of any inconsistency between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement govern.

1.4	Incorporation of Recitals and Exhibits

The foregoing recitals are incorporated into this Agreement by reference. All references to “Exhibits” contained herein are references to exhibits attached hereto, the terms and conditions of which are made a part hereof for all purposes.

ARTICLE II. REVOLVING LOAN

2.1	Loan Commitment

Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties and covenants of Borrower contained herein or made pursuant hereto, U.S. Bank will make Fundings to Borrower from time to time during the period ending on May 2, 2007, but such Fundings shall not exceed, in the aggregate principal amount at any one time outstanding, $100,000,000 (the “Revolving Loan”). Borrower may

borrow, repay and reborrow hereunder either the full amount of the Revolving Loan or any lesser sum.

2.2	Use of Proceeds

The proceeds of the Revolving Loan shall be used by Borrower to finance the purchase and retirement of a portion of Borrower’s issued and outstanding stock and for general corporate purposes, including the financing of the Subsidiaries.

2.3	Revolving Note

The Revolving Loan shall be evidenced by a promissory note in the form attached hereto as Exhibit A (the “Revolving Note”).

2.4	Interest

(a) Interest on the outstanding principal balance of the Loan shall accrue at an annual rate equal to 0.50 percent plus the one-month LIBOR rate quoted by U.S. Bank from Telerate Page 3750 or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation. U.S. Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

(b) All computations of interest shall be based on a 360-day year for the actual number of days elapsed.

(c) Upon the occurrence and during the continuance of any Event of Default, U.S. Bank may, at its option, raise the interest rate charged on the Revolving Loan to a rate of up to 4 percent per annum in excess of the rate provided for in Section 2.4(a) from the date of the occurrence of the Event of Default until the Event of Default is cured or waived by U.S. Bank or, absent cure or waiver, until the Revolving Loan is repaid in full.

2.5	Repayment

(a) Interest on the Revolving Loan is payable beginning June 1, 2006, and on the same date of each consecutive month thereafter, plus a final interest payment with the final payment of principal.

(b) The principal of the Revolving Loan is payable on May 2, 2007, the maturity date.

2.6	Fundings

(a) U.S. Bank is hereby authorized by Borrower to make Fundings under the Revolving Loan upon receipt for each Funding of a written request therefor (including written requests communicated by facsimile) (“Borrowing Notice”) from the Chief Financial

Officer or Treasurer, each of whom is authorized to request Fundings and direct the disposition of any such Fundings until written notice by Borrower of the revocation of such authority is received by U.S. Bank. All Fundings shall be deposited into Account No.                             , which is an account of Borrower at U.S. Bank.

(b) Borrower acknowledges that U.S. Bank cannot effectively determine whether a particular request for a Funding is valid, authorized or authentic. It is nevertheless important to Borrower that it has the privilege of making requests for Fundings in accordance with Section 2.6(a). Therefore, to induce U.S. Bank to lend funds in response to such requests and in consideration for U.S. Bank’s agreement to receive and consider such requests, Borrower assumes all risk of the validity, authenticity and authorization of such requests, whether or not the individual making such requests has authority to request Fundings. Except for the gross negligence or willful misconduct of U.S. Bank, U.S. Bank shall not be responsible under principles of contract, tort or otherwise for the amount of an unauthorized or invalid Funding; rather, Borrower agrees to repay any sums with interest as provided herein.

2.7	Revolving Loan Fee

Concurrently with the execution of this Agreement, Borrower shall pay U.S. Bank a nonrefundable advisory fee for the Revolving Loan in the amount of $100,000.

2.8	Manner of Payment

All sums payable to U.S. Bank pursuant to this Agreement shall be paid directly to U.S. Bank in immediately available United States funds. Whenever any payment to be made hereunder or on the Revolving Note becomes due and payable on a day that is not a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment.

2.9	Maximum Interest Rate

Notwithstanding any provision contained herein or in the Revolving Note, the total liability of Borrower for payment of interest pursuant hereto, including late charges, shall not exceed the maximum amount of interest permitted by Applicable Law to be charged, collected or received from Borrower; and if any payments by Borrower include interest in excess of that maximum amount, U.S. Bank shall apply the excess first to reduce the unpaid balance of the Revolving Loan, then to reduce the balance of any other Indebtedness of Borrower to U.S. Bank. If there is no such Indebtedness, the excess shall be returned to Borrower.

2.10	Late Charge

If any payment of principal or interest required under the Revolving Loan is 15 days or more past due, Borrower will be charged a late charge of 5 percent of the delinquent payment or $5, whichever is greater, for each such late payment. The 15-day period provided for herein shall not be construed as a waiver of any Default or Event of Default resulting from any late payment under the Revolving Loan.

2.11	Increased Costs

If, as a result of any law, rule, regulation, treaty or directive implemented or adopted after the date of this Agreement, or any change therein or in the interpretation or administration thereof after the date of this Agreement, or compliance by U.S. Bank with any request or directive implemented or adopted after the date of this Agreement (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:

(a) Any tax, duty or other charge to the Revolving Loan is imposed thereunder, modified or deemed applicable, or the basis of taxation of payments to U.S. Bank of interest or principal of the Revolving Loan (other than taxes imposed on the overall gross or net income U.S. Bank or franchise taxes on U.S. Bank, in each such case, by the jurisdiction in which U.S. Bank has its principal office, the lending office of U.S. Bank responsible for Fundings or any subdivision of any such jurisdiction) is changed;

(b) Any special deposit, special assessment or similar requirement against assets of, deposits with, or for the account of, or credit extended by, U.S. Bank is imposed, modified or deemed applicable; or

(c) Any increase in the amount of capital required or expected to be maintained by U.S. Bank or any person or entity controlling U.S. Bank is imposed, modified or deemed applicable;

and U.S. Bank determines that, by reason thereof, the cost to U.S. Bank of making or maintaining the Revolving Loan is increased, or the amount of any sum receivable by U.S. Bank hereunder or under the Revolving Notes is reduced;

then, Borrower shall pay to U.S. Bank within 10 days of written demand (which demand shall include an explanation, in reasonable detail, of the cause for such demand) such additional amount or amounts as will compensate U.S. Bank (or the controlling person or entity in the instance of (c) above) for such additional costs or reduction (provided that U.S. Bank has not been compensated for such additional cost or reduction in the calculation of the interest rate applicable to the Revolving Loan). Determinations by U.S. Bank for purposes of this Section 2.11 of the additional amounts required to compensate U.S. Bank shall be prima facie evidence in the absence of manifest error. In determining such amounts, U.S. Bank may use any reasonable averaging, attribution and allocation methods. Borrower shall not be responsible for additional costs or reductions for time periods prior to effective date of any new the law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof.

ARTICLE III. CONDITIONS PRECEDENT FOR FUNDINGS UNDER THE REVOLVING LOAN

3.1	Conditions Precedent for Initial Funding

U.S. Bank shall not be required to make the initial Funding under the Revolving Loan unless or until the following conditions have been fulfilled to the satisfaction of U.S. Bank:

(a) U.S. Bank shall have received this Agreement and the Revolving Note, duly executed and delivered by the respective parties thereto.

(b) U.S. Bank shall have received a Guaranty Agreement from Guarantors, duly executed and delivered, in the form attached hereto as Exhibit B (the “Guaranty”).

(c) U.S. Bank shall have received from counsel for Borrower, an opinion addressed to U.S. Bank and dated as of the date of this Agreement, in a form acceptable to U.S. Bank.

(d) No Default or Event of Default hereunder shall exist, and after having given effect to the requested Funding, no Default or Event of Default shall exist.

(e) All representations and warranties of Borrower contained herein shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the initial Funding.

(f) U.S. Bank shall have received and approved all organizational documents of each Loan Party, including, without limitation:

(i) Copies of the certificate or articles of incorporation (as the case may be) of each Loan Party, together with all amendments thereto, certified by Borrower to be true and complete and in the case of Borrower’s certificate of incorporation, certified by the Delaware Secretary of State;

(ii) A certificate of good standing or authority/existence (as the case may be) for each Loan Party from each such Person’s jurisdiction of organization, dated within 30 days of the date of the execution of this Agreement; and

(iii) A certified resolution of the directors and incumbency certificate of each Loan Party in a form approved by U.S. Bank.

3.2	Conditions Precedent to Each Subsequent Funding

The obligation of U.S. Bank to make any Funding subsequent to the initial Funding hereunder is subject to the fulfillment, to the satisfaction of U.S. Bank, of the following:

(a) The conditions set forth in Section 3.1 shall have been previously satisfied, and U.S. Bank shall have received evidence satisfactory to U.S. Bank of satisfaction thereof.

(b) U.S. Bank shall have received a Borrowing Notice for each requested Funding under the Revolving Loan.

(c) There shall be executed and delivered to U.S. Bank such further instruments, agreements and documents, as may be reasonably necessary or proper in the opinion of U.S. Bank to confirm the obligations of Borrower to U.S. Bank hereunder.

(d) The representations and warranties of Borrower in Article VI shall be true on the date of each Funding with the same force and effect as if made on and as of that date.

(e) No Default or Event of Default shall exist, and after having given effect to the requested Funding, no Default or Event of Default shall exist.

ARTICLE IV. AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that until the Revolving Loan and all other obligations incurred hereunder are paid or satisfied in full and U.S. Bank’s commitment to make Funding under the Revolving Loan has terminated, Borrower shall and shall cause each Subsidiary to:

4.1	Financial Data

Keep Borrower’s consolidated books of account in accordance with GAAP, consistently applied, and furnish to U.S. Bank:

(a) As soon as practicable and in any event within 45 days after the close of each fiscal quarter of Borrower, the following unaudited consolidated financial statements of Borrower for each such quarter, all in reasonable detail and certified by Borrower to be true and correct: balance sheet, statement of income and statement of cash flows.

(b) As soon as practicable and in any event within 120 days after the close of each fiscal year of Borrower, the following consolidated financial statements of Borrower, setting forth the corresponding figures for the previous fiscal year in comparative form where appropriate, all in reasonable detail and audited (without any qualification or exception reasonably deemed material by U.S. Bank) by Borrower’s current independent certified public accountant or such other independent certified public accountants of national standing: balance sheet, statement of income and statement of cash flows.

(c) As soon as practicable and in any event within 45 days after the close of each fiscal quarter of Borrower, certificates signed by Borrower, stating that during such period no Default or Event of Default existed or if any such Default or Event of Default existed, specifying the nature thereof, the period of existence thereof and what action Borrower proposes to take or has taken with respect thereto; and promptly upon the occurrence of any Default or Event of Default, a certificate signed by Borrower, specifying the nature thereof, the period of existence thereof and what action Borrower proposes to take or has taken with respect thereto.

(d) With reasonable promptness, such other information regarding the business, operations and financial condition of each Loan Party as U.S. Bank may from time to time reasonably request.

4.2	Licenses and Permits

Maintain all Governmental Approvals and all related or other material agreements necessary for Borrower and each Subsidiary to operate its business, as it now exists or as it may be modified or expanded, except to the extent that the failure to maintain any such Governmental Approval could not reasonably be expected to have a Material Adverse Effect, or the failure to maintain any such Governmental Approval is being contested in good faith by appropriate proceedings after written notice thereof has been given to U.S. Bank. Borrower and each Subsidiary will at all times comply with all Applicable Laws relating to the operations, facilities or activities of Borrower and the Subsidiaries, except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect.

4.3	Maintenance of Properties

Keep the properties of Borrower and the Subsidiary in good repair and in good working order and condition, in a manner consistent with past practices and comparable to industry standards, except to the extent that the failure to maintain could not reasonably be expected to have a Material Adverse Effect.

4.4	Payment of Charges

Duly pay and discharge all material (a) taxes, assessments, levies and any other charges of Governmental Bodies imposed on or against Borrower, any Subsidiary or their property or assets, or upon any property leased by Borrower or any Subsidiary, prior to the date on which penalties attached thereto, unless and to the extent only that such taxes, assessments, levies and any other charges of Governmental Bodies, after written notice thereof having been given to U.S. Bank, are being contested in good faith and by appropriate proceedings; (b) claims allowed by Applicable Laws as and when due, whether for labor, materials, rentals or anything else, which could, if unpaid, become a lien or charge upon the property or assets or the outstanding capital stock of Borrower or any Subsidiary or adversely affect the facilities or operations of Borrower or any Subsidiary (unless and to the extent only that the validity thereof is being contested in good faith and by appropriate proceedings after written notice thereof has been given to U.S. Bank); (c) trade bills in accordance with the terms thereof or generally prevailing industry standards; and (d) other Indebtedness heretofore or hereafter incurred or assumed by Borrower or any Subsidiary as and when due unless such Indebtedness be renewed or extended. In the event any charge is being contested by Borrower or any Subsidiary as allowed above, Borrower shall establish adequate reserves against possible liability therefor.

4.5	Insurance

Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to the properties and business of Borrower and each Subsidiary against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers’ compensation insurance, public liability and property and casualty insurance.

4.6	Inspection

Allow any representative of U.S. Bank to visit and inspect any of the properties of Borrower and the Subsidiaries, to examine the books of account and other records and files of Borrower and the Subsidiaries, to make copies thereof, and to discuss the affairs, business, finances and accounts of Borrower with its officers and accountants, all at such reasonable times during normal business hours and as often as U.S. Bank may reasonably request.

4.7	Hazardous Substances

Except to the extent caused by the acts or omissions of U.S. Bank, Borrower agrees to indemnify U.S. Bank and hold U.S. Bank harmless from and against any and all claims, demands, damages, losses, liens, liabilities, penalties, fines, lawsuits and other proceedings and costs and expenses (including reasonable attorneys’ fees), arising directly or indirectly from or out of or in any way connected with (i) any activities on the property of Borrower and the Subsidiaries during ownership, possession or control of such property which directly or indirectly results in such property or any other property becoming contaminated with Hazardous Materials; (ii) the discovery of Hazardous Materials on the property of Borrower or the Subsidiaries ; (iii) the cleanup of Hazardous Materials from the property of Borrower and the Subsidiaries; and (v) the discovery of Hazardous Materials or the cleanup of Hazardous Materials from adjacent or other property that has become contaminated as a result of any activity on the property of Borrower or the Subsidiaries. As between Borrower and U.S. Bank, Borrower acknowledges that it will be solely responsible for all costs and expenses relating to the cleanup of Hazardous Materials from such property or from any other properties that become contaminated with Hazardous Materials as a result of activities on or the contamination of the property of Borrower and the Subsidiaries. The covenants of Borrower set forth in this Section 4.7 shall survive the closing and repayment of the Revolving Loan to U.S. Bank.

4.8	Preservation of Existence

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization except in a transaction permitted by Section 5.6; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a

Material Adverse Effect; and (c) preserve or renew all of its registered Intellectual Property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

4.9	Notice of Disputes and Other Matters

Promptly give written notice to U.S. Bank of:

(a) Any citation, order to show cause or other legal process or order that could reasonably be expected to have a Material Adverse Effect, directing Borrower or any Subsidiary to become a party to or to appear at any proceeding or hearing by or before any Governmental Body that has granted to Borrower or any Subsidiary any Governmental Approval, and include with such notice a copy of any such citation, order to show cause, or other legal process or order;

(b) Any (i) refusal, denial, threatened denial or failure by any Governmental Body to grant, issue, renew or extend any material Governmental Approval; (ii) proposed or actual revocation, termination or modification (whether favorable or adverse) of any material Governmental Approval by any Governmental Body; (iii) dispute or other action with regard to any material Governmental Approval by any Governmental Body; (iv) notice from any Governmental Body of the imposition of any material fines or penalties or forfeitures; or (v) threats or notice with respect to any of the foregoing or with respect to any proceeding or hearing that might result in any of the foregoing;

(c) Any actions, proceedings or claims of which Borrower may have notice that may be commenced or asserted against Borrower or any Subsidiary, that if adversely determined, have a Material Adverse Effect.

4.10	Exchange of Note

Upon receipt of a written notice of loss, theft, destruction or mutilation of the Revolving Note, and upon surrendering the Revolving Note for cancellation if mutilated, execute and deliver a new note of like tenor in lieu of such lost, stolen, destroyed or mutilated Revolving Note. Any note issued pursuant to this Section 4.10 shall be dated so that neither gain nor loss of interest shall result therefrom. U.S. Bank shall indemnify Borrower from all claims and damages resulting from U.S. Bank’s loss of the Revolving Note.

4.11	Additional Guarantors

Promptly notify U.S. Bank after any Person that is a Domestic Subsidiary becomes a Material Subsidiary, and promptly thereafter (and in any event within 30 days), cause each such Material Subsidiary to (a) become a Guarantor by executing and delivering to U.S. Bank a supplement the Guaranty in the form attached to the Guaranty and (b) deliver to U.S. Bank documents of the types referred to in Section 3.1(f), all in form, content and scope reasonably satisfactory to U.S. Bank.

4.12	Further Assurances

Within ten days of request by U.S. Bank, duly execute and deliver or cause to be duly executed and delivered to U.S. Bank such further instruments, agreements and documents and do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of U.S. Bank to carry out more effectively the provisions and purpose of this Agreement and the other Loan Documents.

ARTICLE V. NEGATIVE COVENANTS

Borrower hereby covenants and agrees that until the Revolving Loan and all other obligations incurred hereunder are paid or satisfied in full and U.S. Bank’s commitment to make Funding under the Revolving Loan has terminated, Borrower shall not, nor shall it permit any Subsidiary to:

5.1	Dividends and Distributions

During the existence of any Event of Default, declare or pay any cash distributions or dividends or return any capital to any of Borrower’s shareholders by virtue of their status as shareholders; authorize or make any distribution, payment or delivery of property or cash to any of Borrower’s shareholders by virtue of their status as shareholders; redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares or other interests of Borrower now or hereafter outstanding; or set aside any funds for any of the foregoing purposes.

5.2	Transactions With Affiliates

Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on terms and conditions reasonably fair in all material respects in the good faith judgment of Borrower, provided that (a) the foregoing restriction shall not apply to transactions between or among Borrower and any Guarantor or between and among any Guarantors and (b) Borrower may make investments consisting of advances and capital contributions to Subsidiaries.

5.3	Liens

Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens existing on the date hereof and listed on Schedule 5.3 and any renewals or extensions thereof, provided that the property covered thereby is not increased;

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e) Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) Easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g) Liens securing judgments for the payment of money in an aggregate amount not in excess of the $10,000,000 (except to the extent covered by independent third-party insurance as to which the insurer does not dispute coverage), unless any such judgment remains undischarged for a period of more than 30 consecutive days during which execution is not effectively stayed; and

(h) Other Liens securing Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

5.4	Advances and Loans

Lend money, make credit available or lend property or the use thereof to any Person; guarantee, assume, endorse or otherwise become responsible for (directly or indirectly or by any instrument having the effect of assuring any Person’s payment, performance, or capability) the Indebtedness, performance, obligations, stock or dividends of any Person; or agree to do any of the foregoing, except:

(a) Advances to officers, directors and employees of Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(b) Advances to photographers, film makers and visual search technology companies engaged by Borrower or any Subsidiary in an aggregate amount not to exceed $7,500,000 at any time outstanding, for costs and expenses extended in the ordinary course of business;

(c) Loans by Borrower (i) to any Guarantor or (ii) to any Subsidiary in the ordinary course of Borrower’s business on terms and conditions reasonably fair in all material respects in the good faith judgment of Borrower; and

(d) Loans consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business.

5.5	Investments

Invest in (by capital contribution or otherwise), acquire, purchase or make any commitment to purchase the obligations, stock or equity of any Person except (a) Cash Equivalents, (b) investments in and to acquire Subsidiaries and (c) other investments in an amount not to exceed $20,000,000 in any fiscal year of Borrower.

5.6	Consolidation, Merger and Sale of Assets

Merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) Any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries, provided that when any Guarantor or wholly-owned Subsidiary is merging with another Subsidiary, such Guarantor or wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) Any Subsidiary may dissolve or liquidate; provided that the board of directors or senior management of Borrower has determined in good faith that the dissolution or liquidation will not be detrimental to the business of Borrower and its Subsidiaries taken as a whole;

(c) Any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be Borrower or another Guarantor.

5.7	Pension Plan

Terminate or partially terminate any Plan now existing or hereafter established for Borrower or its Affiliates or withdraw from participation therein under circumstances that result or could result in liability to the Pension Benefit Guaranty Corporation, to the fund by which the Plan is funded, or to the employees (or their beneficiaries) for whom the Plan is or shall be maintained; or permit any other event or circumstance to occur that results or could result in material liability to the Pension Benefit Guaranty Corporation or a material violation of ERISA.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

In order to induce U.S. Bank to enter into this Agreement and to make Fundings under the Revolving Loan as herein provided, Borrower hereby makes the following representations, covenants and warranties, all of which shall survive the execution and delivery of this Agreement and shall not be affected or waived by any inspection or examination made by or on behalf of U.S. Bank:

6.1	Existence, Qualification and Power; Compliance with Laws

Each Loan Party (a) is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Applicable Laws, except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.2	Authorization; No Contravention

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s organization documents; (b) conflict with or result in any breach or contravention of, or the creation of any lien under, (i) any contractual obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Body or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law.

6.3	Governmental Authorization; Other Consents

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Body or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

6.4	Binding Effect

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

6.5	Financial Statements; No Material Adverse Effect

(a) The audited financial statements of Borrower dated as of December 31, 2005 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) Since the date of the audited financial statements described in Section 6.5(a), there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

6.6	Litigation

Except as specifically disclosed in Schedule 6.6, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any officer of a level at or above vice president of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Body, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.7	No Default

Neither Borrower nor any Subsidiary is in default under or with respect to any contractual obligation that could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.8	Ownership of Property; Liens

Each of Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 5.3.

6.9	Environmental Compliance

Except as specifically disclosed in Schedule 6.9, property of Borrower and its Subsidiaries (both owned and leased) and each portion thereof (a) are not and to the best knowledge of Borrower have not been a site for the use, generation, manufacture, storage, disposal or transportation of any Hazardous Material; (b) are presently in compliance with all Hazardous Materials Laws; and (c) are not being used and to the best knowledge of Borrower have not been used in any manner that has resulted in or will result in Hazardous Materials being spilled, disposed of or otherwise released on any adjacent or other property.

6.10	Insurance

The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operate.

6.11	Taxes

Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed (or, with respect to taxes payable to any Governmental Body located outside of the United States, to the extent any tax returns have not been timely filed, Borrower and its Subsidiaries have paid estimated taxes in an amount equal to Borrower’s or such Subsidiary’s good faith estimate of the taxes due), and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and (b) those which individually or in the aggregate do exceed $1,000,000 at any time. There is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12	Pension Plans

No “reportable event” as defined in Section 4043(b) of Title IV of ERISA has occurred and is continuing with respect to any plan maintained for employees of Borrower or any Affiliate (except to the extent that a reportable event would result in liabilities to Borrower and the Subsidiaries not to exceed $                 in aggregate). In addition, each of the plans maintained for the employees of Borrower and its Affiliates are in compliance with the requirements of ERISA, including the minimum funding requirements.

6.13	Subsidiaries

Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 6.13, has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 6.13 and has no Material Subsidiaries other than those specifically disclosed in Part (c) of Schedule 6.13.

6.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act

(a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of Borrower, any Person controlling Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15	Intellectual Property; Etc

Borrower and its Subsidiaries own, or possess the right to use, all Intellectual Property that is reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. None of the Loan Parties is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property; no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Borrower or any of its Subsidiaries know of any such claim; and, to the knowledge of Borrower or any of its Subsidiaries, the use of such Intellectual Property by Borrower or any of its Subsidiaries does not infringe on the rights of any Person.

6.16	Solvency

Borrower and each other Loan Party is Solvent and each shall be Solvent immediately after the consummation of the transactions contemplated by this Agreement.

6.17	Disclosure

No statement, information, report, certification, representation, or warranty made by any Loan Party in any Loan Document or furnished to the U.S. Bank by or on behalf of any Loan Party in connection with any Loan Document (including in any and all disclosure materials furnished by or on behalf of any Loan Party) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. U.S. Bank acknowledges that as of the date of this Agreement, the only nonpublic information that Borrower has provided to U.S. Bank is an organizational chart.

ARTICLE VII. EVENTS OF DEFAULT; REMEDIES

7.1	Events of Default

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for the Event of Default, whether it shall relate to one or more of the parties hereto, and whether it shall be voluntary or involuntary or be pursuant to or affected by operation of Applicable Law):

(a) If Borrower fails to pay (i) the principal of the Revolving Loan, when and as the same becomes due and payable (whether at scheduled maturity, by acceleration or otherwise) or (ii) interest on the Revolving Loan or any other amount payable by Borrower to U.S. Bank under this Agreement, within five days of the due date (whether at scheduled maturity, by acceleration or otherwise); or

(b) If any Indebtedness in excess of $10,000,000 of Borrower or any Subsidiary for money borrowed or credit extended becomes or is declared due and payable (after any applicable grace period) prior to the stated maturity thereof or is not paid as and when it becomes due and payable, or if any event occurs which constitutes an event of default under any instrument, agreement or evidence of Indebtedness relating to any such obligation; or

(c) If any representation or warranty (i) made by Borrower in this Agreement or (ii) made by any Loan Party in any document, certificate or statement furnished pursuant to this Agreement or in connection herewith, is false or misleading in any material respect when made or deemed made; or

(d) If Borrower fails to observe or perform any term, covenant or agreement to be performed or observed pursuant to Article V; or

(e) If any Loan Party fails to observe or perform (not otherwise specified in this Section 7.1) any term, covenant or agreement to be performed or observed pursuant to the provisions of this Agreement, the other Loan Documents or any other agreement incidental hereto and such default is not cured within 30 days; or

(f) If the validity of any of Loan Documents has been disaffirmed by any Loan Party; or

(g) If custody or control of any substantial part of the property of Borrower or any Subsidiary is assumed by any Governmental Body or if any Governmental Body takes any final action, the effect of which would be to have a Material Adverse Effect; or

(h) If any Loan Party suspends or discontinues its business, or if any Loan Party makes an assignment for the benefit of creditors or a composition with creditors, is unable or admits in writing its inability to pay its debts as they mature, files a petition in bankruptcy, becomes insolvent (howsoever such insolvency may be evidenced), is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for the appointment of any receiver, liquidator or trustee of or for it or any substantial part of its property or assets, commences any proceeding relating to it under any Applicable Law of any jurisdiction whether now or hereafter in effect relating to bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation; or if there is commenced against any Loan Party any such proceeding that remains undismissed for a period of 60 days or more, or an order, judgment or decree approving the petition in any such proceeding is entered; or if any Loan Party by any act or failure to act indicates its consent to, approval of, or acquiescence in, any such proceeding or any appointment of any receiver, liquidator or trustee of or for it or for any substantial part of its property or assets, suffers any such appointment to continue undischarged or unstayed for a period of 60 days or more, or takes any corporate action for the purpose of effecting any of the foregoing; or if any court of competent jurisdiction assumes jurisdiction with respect to any such proceeding, or if a receiver or a trustee or other officer or representative of a court or of creditors, or if any Governmental Body, under color of legal authority, takes and holds possession of any substantial part of the property or assets of any Loan Party; or

(i) There is entered against any Loan Party (i) a final judgment or order for the payment of money in an aggregate amount exceeding the $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final judgment that has, or could reasonably be expected to have, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 20 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or (C) any final judgment is not paid or otherwise satisfied within a period of 20 days (or such other time that it is due) from the date of judgment; or

(k) If there occurs a Material Adverse Effect.

7.2	Acceleration; Remedies

(a) If any Event of Default described in Section 7.1(h) shall occur, then immediately and automatically U.S. Bank’s commitment under the Revolving Loan shall terminate and amounts owing under this Agreement and the Revolving Note shall become due and payable and U.S. Bank’s obligation to make any advances under the Revolving Loan shall immediately terminate.

(b) If any Event of Default other than those described in Section 7.1(h) shall occur and be continuing, U.S. Bank may (i) by written notice to Borrower, declare U.S. Bank’s commitment under the Revolving Loan terminated forthwith, whereupon such obligations shall immediately terminate; and (ii) by written notice of default to Borrower, declare the Revolving Loan, with accrued interest thereon, and all other amounts owing under this Agreement and the Revolving Note to be due and payable forthwith, whereupon the same shall immediately become due and payable.

(c) Except as expressly provided above in this Section 7.2, presentment, demand and all other notices of any kind are hereby expressly waived. U.S. Bank may proceed to protect and enforce its rights hereunder or realize on any or all security granted pursuant to any the Loan Documents in any manner or order it deems expedient without regard to any equitable principles of marshaling or otherwise. No failure or delay on the part of U.S. Bank in exercising any right, power or privilege hereunder and no course of dealing between Borrower and U.S. Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that U.S. Bank would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of U.S. Bank to any other or further action in any circumstances without notice or demand.

ARTICLE VIII. MISCELLANEOUS

8.1	Notices

All notices, requests, consents, demands, approvals and other communications hereunder shall be deemed to have been duly given, made or served if made in writing and delivered personally, sent via facsimile or mailed by first-class mail, postage prepaid, to the respective parties to this Agreement as follows:

(a)	If to Borrower:

Getty Images, Inc.

601 North 34th Street

Seattle, Washington 98103

Attention: Legal Counsel

Facsimile No.: (206) 925-5623

(b)	If to U.S. Bank:

U.S. Bank National Association

PD-WA-T11S

1420 Fifth Avenue

Seattle, Washington 98101

Attention: Fredrick Sexton

Facsimile No.: (206) 344-2332

The designation of the persons to be so notified or the address of such persons for the purposes of such notice may be changed from time to time by similar notice in writing, except that any communication with respect to a change of address shall be deemed to be given or made when received by the party to whom such communication was sent.

8.2	Payment of Expenses

(a) Whether or not the transactions hereby contemplated are consummated, Borrower shall pay on demand all costs and expenses of U.S. Bank incurred in connection with the preparation, negotiation, execution and delivery of the Loan Documents, as well as any amendments, modifications, consents or waivers relating thereto, including, without limitation, reasonable attorneys’ fees, appraisal fees, title insurance fees and recording fees. In addition, if there shall occur any Default or Event of Default, U.S. Bank shall be entitled to recover any costs and expenses incurred in connection with the preservation of rights under, and enforcement of, the Loan Documents, whether or not any lawsuit or arbitration proceeding is commenced, in all such cases, including, without limitation, reasonable attorneys’ fees and costs. Reasonable attorneys’ fees shall include, without limitation, attorneys’ fees and costs incurred in connection with any bankruptcy case or other insolvency proceeding commenced by or against any Loan Party, including all fees incurred in connection with (a) moving from relief from the automatic stay, to convert or dismiss the case or proceeding, or to appoint a trustee or examiner, or (b) proposing or opposing confirmation of a plan of reorganization or liquidation, in any case without regard to the identity of the prevailing party.

(b) Borrower hereby agrees to indemnify U.S. Bank, its affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not U.S. Bank or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any credit facility hereunder, except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of Borrower under this Section 8.2(b) shall survive the termination of this Agreement.

8.3	Setoff

Borrower hereby grants to U.S. Bank, and any Participant, an express contractual right to set off against all depository account balances, cash and any other property of Borrower now or hereafter in the possession of U.S. Bank, or any Participant, and the right to refuse to allow withdrawals from any account (collectively “Setoff”) against the obligations described in this Agreement and the other Loan Documents and any other obligations of Borrower to U.S. Bank of any nature whatsoever (collectively the “Obligations”). U.S. Bank and any Participant may, at any time upon the occurrence of an Event of Default, Setoff against the Obligations whether or not the Obligations (including future installments) are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to Borrower, such notice and demand being expressly waived.

8.4	Waiver of Setoff

In the event that U.S. Bank sells all or any portion of the Revolving Loan to any Participant, Borrower hereby waives the right to interpose any setoff, counterclaim or cross-claim (other than compulsory counterclaims or cross-claims) in connection with any litigation or dispute under this Agreement, regardless of the nature of such setoff, counterclaim or cross-claim.

8.5	Fees and Commissions

Borrower agrees to indemnify U.S. Bank and hold it harmless with regard to any commissions, fees, judgments or expenses of any nature and kind that U.S. Bank may become liable to pay by reason of any claims by or on behalf of brokers, finders or agents in connection with any act or failure to act by Borrower or any litigation or similar proceeding arising from such claims. Borrower states that it is aware of no valid basis for any such claims.

8.6	No Waiver

No failure or delay on the part of U.S. Bank or the holder of the Revolving Note in exercising any right, power or privilege hereunder and no course of dealing between Borrower and U.S. Bank or the holder of the Revolving Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that U.S. Bank or any subsequent holder of the Revolving Note would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of U.S. Bank to any other or further action in any circumstances without notice or demand.

8.7	Entire Agreement and Amendments

This Agreement and the other Loan Documents represent the entire agreement between the parties hereto with respect to the Revolving Loan and the transactions contemplated hereunder and, except as expressly provided herein, shall not be affected by reference to any other documents. This Agreement, or any provision hereof, may not be changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

8.8	Benefit of Agreement

This Agreement is binding upon and inures to the benefit of Borrower and U.S. Bank and their successors and assigns and all subsequent holders of the Revolving Note or any portion thereof. Borrower expressly acknowledges that U.S. Bank is not prohibited or restricted from assigning rights or participations hereunder or any portion thereof to another Person. Borrower, however, is precluded from assigning any of its respective rights or delegating any of its obligations hereunder or under any of the other agreements between Borrower and U.S. Bank without the prior written consent of U.S. Bank.

8.9	Severability

If any provision of this Agreement or any of the Loan Documents is held invalid under any Applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given an effect without the invalid provision, and, to this end, the provisions hereof are severable.

8.10	Descriptive Headings

The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not affect the meaning or construction of any of the provisions hereof.

8.11	Governing Law

Except to the extent that the federal laws of the United States of America provide U.S. Bank with greater rights or remedies, this Agreement and the rights and obligations of the parties hereunder and under the other Loan Documents shall be construed in accordance with and shall be governed by the laws of the state of Washington without regard to the choice of law rules thereof.

8.12	Consent to Jurisdiction, Service and Venue

For the purpose of enforcing payment of the Revolving Note, performance of the obligations under the Revolving Note, any arbitration award under the other Loan Documents, or otherwise in connection herewith, Borrower hereby consents to the jurisdiction and venue of the courts of the state of Washington or of any federal court located in such state including, but not limited to, the Superior Court of Washington for King County and the United States District Court for the Western District of Washington. Borrower hereby waives the right to contest the jurisdiction and venue of courts located in King County, Washington, on the ground of inconvenience or otherwise and waives any right to bring any action or proceeding against U.S. Bank in any court outside King County, Washington. The provisions of this Section 8.12 do not limit or otherwise affect the right of U.S. Bank to institute and conduct action in any other appropriate manner, jurisdiction, or court.

8.13	Counterparts

This Agreement and each of the Loan Documents may be executed in one or more counterparts, each of which shall constitute an original agreement, but all of which together shall constitute one and the same instrument.

8.14	Patriot Act

U.S. Bank hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies any Loan Party, which information includes the names and addresses of any Loan Party and other information that will allow U.S. Bank to identify the Loan Parties in accordance with the Act.

8.15	Jury Waiver

BORROWER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WHETHER NOW OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND HEREBY CONSENTS AND AGREES THAT ANY SUCH CLAIM MAY, AT U.S. BANK’S ELECTION, BE DECIDED BY TRIAL WITHOUT A JURY AND THAT U.S. BANK MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER AND AGREEMENT CONTAINED HEREIN.

8.16	Statutory Notice

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

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IN WITNESS WHEREOF, Borrower and U.S. Bank have caused this Agreement to be duly executed by the respective, duly authorized signatories as of the date first above written.

GETTY IMAGES, INC.

By	/s/ ELIZABETH J. HUEBNER
	Name:	Elizabeth J. Huebner
	Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By	/s/ RICK W. SEXTON
	Name:	Rick W. Sexton
	Title:	Senior Vice President